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                                                            EXHIBIT 5.1 AND 23.2
                                                            --------------------




                         February 18, 1997




McKesson Corporation
McKesson Plaza
One Post Street
San Francisco, CA 94104


     I am General Counsel of McKesson Corporation, a Delaware corporation (the "Company"). In that capacity I have reviewed the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to 600,000 shares of the Company's Common Stock, par value $0.01 per share, issuable pursuant to the McKesson Corporation 1994 Stock Option and Restricted Stock Plan and the McKesson Corporation 1973 Stock Purchase Plan (together, the "Plans"). As General Counsel, I am familiar with the Company's Restated Certificate of Incorporation and its Restated By-Laws, as amended to date. I have also examined such other documents, corporate records and instruments as I have deemed necessary or appropriate for the purpose of this opinion.

     Based upon the foregoing, it is my opinion that such shares of Common Stock of the Company, when issued and sold in accordance with the Plans, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

                              Very truly yours,

                              /s/ IVAN D. MEYERSON

                              Ivan D. Meyerson
                              Vice President and General Counsel